PRESS RELEASE

LOTTOMATICA GROUP SUBSIDIARY SPIELO SIGNS AGREEMENT WITH AMERICAN GAMING & ELECTRONICS TO DISTRIBUTE
VIDEO GAMING TERMINALS IN ILLINOIS

ROME, ITALY and MONCTON, CANADA (June 17, 2010) – Lottomatica Group S.p.A. announced that its subsidiary SPIELO Manufacturing ULC has signed an exclusive distribution agreement with American Gaming & Electronics, a wholly-owned subsidiary of Wells-Gardner Electronics Corporation (NYSE Amex:WGA), to distribute SPIELO’s prodiGi Vu™ Video Gaming Terminal (VGT) and game content to licensed operators in the new Illinois VGT market.

This distribution agreement replaces the nonbinding letter of intent announced in November 2009.

“SPIELO is pleased to strengthen its relationship with American Gaming & Electronics, a high-quality distributor with significant expertise and experience in the Illinois operator market,” said Robin Drummond, SPIELO’s Vice President of Sales.

“Since November, American Gaming & Electronics has worked diligently with SPIELO to introduce our high-earning prodiGi Vu VGT and our top-performing multi-game line-up to Illinois operators,” continued Mr. Drummond.

The American Gaming & Electronics’ VGT team will feature SPIELO’s latest cabinet, the prodiGi Vu™, as well as its proven, player-tested game line-up at the Illinois Coin Machine Operators Association (ICMOA) Trade Show of Gaming Equipment and Suppliers at the Eagle Ridge Resort and Spa in Galena, Illinois, on June 17 and 18, 2010.

The prodiGi Vu™ terminal features a player-driven design that greatly enhances comfort and entertainment.  It includes an award-winning color digital button board, dual 22"-wide screen LCDs, standard left/right play buttons, remote play buttons, and multi-channel audio, all with a design that offers value-driven innovation.  The prodiGi Vu is also designed for dynamic content capability and is network-gaming ready.

American Gaming & Electronics is a wholly-owned subsidiary of Wells-Gardner Electronics Corporation, a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets, including gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators.

SPIELO is a world leader in the design, manufacture, and distribution of high performance and innovative gaming machines, game software, and central system solutions for government sponsored and commercial casino operators worldwide. Based in Canada, SPIELO holds 107 gaming licenses in jurisdictions throughout North America and Europe.

Lottomatica Group is a market leader in the Italian gaming industry and one of the largest Lottery operators in the world based on total wagers and, through its subsidiary GTECH Corporation, is a leading provider of lottery and gaming technology solutions worldwide. Together, the companies are the only vertically integrated full service lottery group. Lottomatica Group is majority owned by De Agostini, which belongs to a century-old publishing and media services group. Lottomatica is listed on the Stock Exchange of Milan under the trading symbol “LTO”. In 2009, the Company had approximately €2.2 billion in revenues and 7,500 employees in over 50 countries when combined with GTECH.

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For further information:
Robert K. Vincent		Simone Cantagallo
Lottomatica Group S.p.A. Corporate Communications		Lottomatica Group S.p.A. MediaCommunications
T. (+1) 401 392 7452		T. (+39) 06 51899030

This press release and previous ones are available on Lottomatica Group and GTECH websites:
www.lottomaticagroup.com	-	www.gtech.com